EXHIBIT 99.1

Press Release

Release Date:  October 25, 2016
At 4:30 p.m. EST

CONTACTS: PRUDENTIAL BANCORP, INC. Jack E. Rothkopf Chief Financial Officer (215) 755-1500	POLONIA BANCORP, INC. Paul Rutkowski Chief Financial Officer (215) 938-8800

PRUDENTIAL BANCORP, INC. AND POLONIA BANCORP, INC.
ANNOUNCE RECEIPT OF POLONIA SHAREHOLDER APPROVAL
AND ANTICIPATED CLOSING DATE

Philadelphia, Pennsylvania and Huntingdon Valley, Pennsylvania (October 25, 2016) –Prudential Bancorp, Inc. (the "Company") (Nasdaq: PBIP) and Polonia Bancorp, Inc. ("Polonia") (OTCBB: PBCP), jointly announced today that Polonia received shareholder approval of the merger with the Company at a special meeting of shareholders held today. The Company previously announced that it had received all required regulatory approvals necessary for the consummation of the merger of Polonia with and into the Company and the merger of Polonia Bank, Polonia's wholly owned subsidiary, with and into Prudential Savings Bank, Prudential's wholly owned subsidiary from the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking and Securities.

Dennis Pollack, the President and Chief Executive Officer of Prudential, stated "We are very pleased to have received the last approval necessary to complete the mergers with Polonia and Polonia Bank.  Prudential is very excited about the impending completion of the merger and is looking forward to welcoming the Polonia customers and employees to Prudential.  It has taken a lot of effort and great teamwork to pursue the merger of the two companies," continued Mr. Pollack.

Joseph Svetik, President and Chief Executive Officer of Polonia, added "I am happy with the progress being made by both the Polonia Bank and Prudential Savings Bank integration teams. I am confident that our teams will continue to work together to meet the anticipated closing date of the merger. We are glad to have the opportunity to become part of Prudential, a bank that understands the importance of customer service and community banking."

Prudential and Polonia also announced that the election deadline for Polonia shareholders to elect the type of merger consideration they will receive, subject to allocation and proration procedures, is 5:00 p.m., Eastern Time, on November 23, 2016. The merger agreement provides that 50% of the outstanding shares of Polonia common stock will be exchanged for Prudential common stock and 50% of the outstanding shares of Polonia common stock will be exchanged for cash. When the elections of all Polonia shareholders have been received, Prudential will determine the exact amount of cash and/or shares of Prudential common stock to be distributed to Polonia shareholders based on their election choices and the proration procedures described in the merger agreement and the proxy statement/prospectus.

Subject to customary closing conditions, the transaction currently is expected to close on November 30, 2016.

About Prudential Bancorp, Inc.:

Prudential Bancorp, Inc. is the holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as five additional full-service branch offices, four of which are in Philadelphia, and one is in Drexel Hill, Delaware County, Pennsylvania.

About Polonia Bancorp, Inc.

Polonia Bancorp, Inc. is the holding company for Polonia Bank. Polonia Bank is headquartered in Huntingdon Valley, Pennsylvania and has provided community banking services to customers for almost 93 years.  Polonia Bank currently operates five full-service locations in Montgomery and Philadelphia Counties, Pennsylvania.

Forward Looking Statements:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to the Company and Polonia Bancorp, or other effects of the proposed merger of the Company and Polonia Bancorp. These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Company's control). The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange commission ("SEC") and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward looking statements or historical performance: the ability to satisfy closing conditions to the merger; delay in closing the merger; difficulties and delays in integrating the Polonia business or fully realizing anticipated cost savings and other benefits of the merger; business disruptions following the merger; the strength of the United States economy in general and the strength of the local economies in which the Company and Polonia conduct their operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities; changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan, investment and mortgage-backed securities portfolios; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and fees; and the success of the Company at managing the risks involved in the foregoing.

The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review the Company's filings with the SEC, including the "Risk Factors" section in its most recent Annual Report on Form 10-K, as supplemented by its quarterly or other reports subsequently filed with the SEC.

Important Additional Information and Where to Find It

The Company has filed with the SEC a Registration Statement on Form S-4 relating to the proposed merger, which includes a prospectus for the offer and sale of the Company's common stock as well as the proxy statement of Polonia Bancorp for the solicitation of proxies from its shareholders for use at the meeting at which the merger will be considered. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF POLONIA BANCORP, INC. ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED BY THE COMPANY WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the proxy statement/prospectus, as well as other filings containing information about the Company, may be obtained at the SEC's website at http://www.sec.gov, when they are filed by the Company. You will also be able to obtain these documents, when they are filed, free of charge, from the Company at www.prudentialsavingsbank.com under the heading "About Us" and then under the Investor Relations menu. In addition, copies of the proxy statement/prospectus can also be obtained, free of charge, by directing a request to the Company at 1834 West Oregon Avenue, Philadelphia, PA 19145, Attention: Corporate Secretary or by contacting the Company's Corporate Secretary at 215-755-1500 or to Polonia Bancorp at 3933 Huntingdon Pike, 3rd Floor, Huntingdon Valley, PA 19006 or by contacting Paul Rutkowski, CFO and Corporate Secretary, at 215-938-8800.

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